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              [CREDIT SUISSE FIRST BOSTON CORPORATION LETTER HEAD]

                                                                    EXHIBIT 99.6

                                    CONSENT
                                       OF
                     CREDIT SUISSE FIRST BOSTON CORPORATION

Board of Directors
Valero Energy Corporation
One Valero Place
San Antonio, TX 78212-3186

Members of the Board:

Reference is made to our opinion letter dated May 4, 2001 (our "Opinion") with respect to the merger of Valero Energy Corporation (the "Company") and Ultramar Diamond Shamrock Corporation. Our Opinion is for the information of the Board of Directors of the Company in connection with its consideration of such merger and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor for any other purpose, without our prior written consent.

In that regard, we hereby consent to the inclusion of our Opinion as Appendix C to the Registration Statement of the Company on Form S-4 filed with the Securities and Exchange Commission on July 12, 2001 (the "Registration Statement") relating to the transaction referred to above and references made to such opinion in the Registration Statement under the captions (i) Summary-Opinions of Financial Advisors; (ii) The Merger-Background of the Merger; (iii) the Merger-Recommendation of the Valero Board of Directors; Valero's Reasons for the Merger; and (iv) The Merger-Opinions of Valero's Financial Advisors. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

CREDIT SUISSE FIRST BOSTON CORPORATION

/s/ CREDIT SUISSE FIRST BOSTON CORPORATION
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July 12, 2001